CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 24 to Registration Statement No. 2-81151 of Morgan Stanley Developing Growth
Securities Trust (the "Fund"), on Form N-1A of our report dated November 15,
2004, appearing in the September 30, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional
Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and
"Custodian and Independent Registered Public Accounting Firm" and "Financial
Statements" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
November 29, 2004